SCHEDULE I

                        THE PETER JAY SHARP FOUNDATION

                       Directors and Executive Officers

               The following information sets forth the name, citizenship, business address, present principal occupation and the name, principal business and address of any corporation in which such employment is conducted of each of the directors and executive officers of the Peter Jay Sharp Foundation (the "Foundation"). Each of the directors and executive officers of the Foundation is a citizen of the United States.

                                       Position with the Foundation;
           Name and Business Address   Present Principal Occupation

           Edmund Duffy                Vice President, Director;
           919 Third Avenue            Attorney with Skadden,
           New York, New York 10022    Arps, Slate, Meagher &
                                       Flom, law firm

           Jack Nash                   Director; General Partner
           c/o Odyssey Partners, L.P.  of Odyssey Partners, L.P.
           437 Madison Avenue
           New York, New York 10022

           Dan Lufkin                  Director; Private Investor
           711 Fifth Avenue
           New York, New York 10022

           Norman Peck                 President, Director; Managing
           437 Madison Avenue          Partner, Schroder Associates,
           New York, New York 10022    real estate

           Charles Herrick             Secretary; Vice President,
           1370 Avenue of the          Finance - Peter Sharp &
             Americas                  Co. Inc., real estate
           New York, New York 10019    management

           Barry Tobias                Treasurer; chief financial
           1370 Avenue of the          officer of Peter Sharp &
             Americas                  Co., Inc., real estate
           New York, New York 10019    management